Exhibit 99.1

LANZATECH NZ, INC., A MARKET-LEADING INNOVATOR IN CARBON CAPTURE &
TRANSFORMATION, TO GO PUBLIC THROUGH BUSINESS COMBINATION WITH AMCI
ACQUISITION CORP. II

●	LanzaTech NZ, Inc. (“LanzaTech”) has entered into a definitive merger agreement with AMCI Acquisition Corp. II (“AMCI”) (Nasdaq: AMCI); upon closing, the combined company is expected to trade on Nasdaq under the ticker symbol “LNZA”.

●	Founded in 2005, LanzaTech is a leading Carbon Capture and Transformation (“CCT”) company combining synthetic biology and engineering to transform waste carbon into materials and high-value products representing a total addressable market opportunity of over $1 trillion, including sustainable fuels, fabrics and packaging that people use in their daily lives.

●	LanzaTech’s CCT technology can provide a profitable pathway to achieving the decarbonization goals of participants in many industries, as CCT technologies are expected to increasingly be used within industrial sectors of the economy as a critical method used to reduce greenhouse gas (“GHG”) emissions and meet mandates and climate goals.

●	LanzaTech has amassed a list of well-known, blue-chip customers, investors and partners including ArcelorMittal, BASF, CITIC Capital, Coty, IndianOil Company, K1W1, Khosla Ventures, Lululemon, Mitsui & Co., LTD., New Zealand Superannuation Fund, Primetals Technologies, Qiming Ventures, Sekisui, Sinopec, Suncor Energy, Unilever, and Virgin Atlantic.

●	LanzaTech spun out sustainable aviation fuel company, LanzaJet, in 2020, whose investors and funders include All Nippon Airways, British Airways, Mitsui & Co., LTD., Suncor Energy, Shell, and the Microsoft Climate Innovation Fund.

●	The transaction is expected to raise gross proceeds of approximately $275 million, comprised of AMCI’s $150 million of cash held in trust (assuming no redemptions by AMCI’s public stockholders) and a committed common equity PIPE of approximately $125 million, at $10.00 per share, by investors AMCI, ArcelorMittal, BASF, K1W1, Khosla Ventures, Mitsui & Co., LTD., New Zealand Superannuation Fund, Oxy Low Carbon Ventures LLC, Primetals Technologies, SHV Energy and Trafigura.

●	LanzaTech stockholders will roll 100% of their equity holdings into common stock of the new public combined company in exchange for their LanzaTech shares.

●	Proceeds raised from the transaction are expected to fund the execution of LanzaTech’s business plan, accelerate commercial operations, fund capital requirements associated with development projects in which LanzaTech has chosen to participate with partners and continued technological innovation.

●	The transaction implies a combined pro forma enterprise value of approximately $1.8 billion and a pro forma equity value of approximately $2.2 billion, and is expected to close in the third quarter of 2022, subject to, among other things, approval by AMCI’s stockholders and LanzaTech’s stockholders and the satisfaction or waiver of other customary closing conditions.

Chicago, IL and Greenwich, CT (March 8, 2022) - LanzaTech NZ, Inc. (“LanzaTech”), an innovative Carbon Capture and Transformation (“CCT”) company that transforms waste carbon into materials such as sustainable fuels, fabrics, packaging and other products that people use in their daily lives, and AMCI Acquisition Corp. II (“AMCI”) (Nasdaq: AMCI), a publicly-traded special purpose acquisition company, today announced that they have agreed to combine through a business combination transaction.

Upon closing of the transaction, the combined company will be renamed LanzaTech Global, Inc. and its common stock is expected to be listed on Nasdaq under the ticker symbol “LNZA.”

LanzaTech Helping Pave the Road to Net-Zero

Using a variety of waste feedstocks, LanzaTech’s technology platform highlights a future where consumers are not dependent on virgin fossil feedstocks for everything in our daily lives. LanzaTech’s goal is to challenge and change the way the world uses carbon, enabling a new circular carbon economy where carbon is reused rather than wasted, skies and oceans are kept clean, and pollution becomes a thing of the past. Upon consummation of the proposed business combination, LanzaTech is expected to be the first CCT company to access the public capital markets. Through technology and applications that are designed to touch multiple points of carbon use, LanzaTech believes it can offer a solution which could be a meaningful contributor to solving the global carbon crisis. LanzaTech’s scalable technology is designed to enable participants in many industries to reduce their carbon footprint and overall environmental impact profitably and help end users replace materials made from virgin fossil resources with recycled carbon. LanzaTech helps customers create a more sustainable future by supporting customers’ ESG goals and helping industries meet mandated emissions reduction targets.

LanzaTech’s capital-light, licensing-driven business model not only enables LanzaTech to significantly accelerate the deployment of its patent-protected technology, but also creates a truly global opportunity set of customers unencumbered by geography. By licensing its technology to customers, LanzaTech provides an opportunity to drive significant progress toward sustainability goals.

LanzaTech’s management believes that its proven commercialized technology has the potential to enable decarbonization in many of the world’s most carbon intensive industries.

Management Commentary

Dr. Jennifer Holmgren, Chief Executive Officer of LanzaTech, commented, “We are showing the world what is possible when we radically rethink how we source, use and dispose of carbon. We are excited to be on this journey. We believe with AMCI that this is a transformative step in our quest to create a sustainable future for all, where everything can be made from recycled carbon.”

Nimesh Patel, Chief Executive Officer of AMCI Acquisition Corp. II, stated, “Our primary objective in forming AMCI Acquisition Corp. II was to partner with a disruptive company focused on decarbonizing the heavy industrial complex and transitioning the global energy mix to a lower carbon footprint. We are pleased to have found that partner in LanzaTech. LanzaTech is facilitating the creation of a circular economy where carbon can be reused rather than wasted through the adoption of its economically viable and scalable technology, designed to enable industrial users of carbon intensive inputs and raw materials to reduce their environmental impact and to replace materials made from virgin fossil fuel resources with recycled carbon. We are excited to partner with LanzaTech as it continues to scale its technology deployment and grow its business.”

Proven Technology Endorsed by Blue-Chip Partner and Customer Base

LanzaTech’s gas fermentation technology can provide a profitable pathway for solving the significant carbon problem of heavy industry. Since its inception in 2005, LanzaTech has worked diligently to validate its technology in the real-world industrial marketplace. In 2020, LanzaTech formed and spun out a new company, LanzaJet, to scale up production of sustainable aviation fuel. Both companies have built a roster of customers, partners and investors from a wide variety of industries that range from steel producers including ArcelorMittal and traditional energy companies such as Suncor Energy and Shell to aviation companies including All Nippon Airways, British Airways and Virgin Atlantic, illustrating a high degree of confidence and adoption across numerous industries. LanzaTech’s sustainable materials are also used in the manufacture of many everyday goods from well-known consumer brands such as Unilever and Lululemon. LanzaTech’s extensive network of customers and partners have committed approximately $800 million in the development of new facilities using LanzaTech’s technology, including two commercially operating plants and seven plants under construction. These new facilities are expected to bring on significant new production capacity in the future and serve as a major validation to potential future customers as the roster of these notable partners continues to grow.

Transaction Overview

The proposed business combination values LanzaTech at an implied $1.8 billion pro forma enterprise value. The combined company is expected to receive gross proceeds of approximately $275 million, comprised of AMCI’s $150 million of cash held in trust (assuming no redemptions by AMCI’s public stockholders) and a committed common equity PIPE of approximately $125 million, at $10.00 per share, by investors including AMCI, ArcelorMittal, BASF, K1W1, Khosla Ventures, Mitsui & Co., LTD., New Zealand Superannuation Fund, Oxy Low Carbon Ventures LLC, Primetals Technologies, SHV Energy and Trafigura. The boards of directors of AMCI and LanzaTech have approved the proposed transaction, which is expected to be completed in the third quarter of 2022, subject to, among other things, the approval by LanzaTech’s stockholders and AMCI’s stockholders and the satisfaction or waiver of other customary closing conditions.

Proceeds from the transaction are expected to fund acceleration in LanzaTech’s commercial operations, capital requirements associated with development projects in which LanzaTech has chosen to participate with partners, and continued technological innovation. LanzaTech will continue to be based in Chicago, Illinois, and led by Dr. Jennifer Holmgren, Chief Executive Officer of LanzaTech, and other key members of LanzaTech’s executive leadership.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by AMCI with the Securities and Exchange Commission (the “SEC”) and available at www.sec.gov.

Advisors

Evercore Group L.L.C. is serving as exclusive financial advisor to AMCI. Barclays Capital Inc. is serving as exclusive financial advisor and capital markets advisor to LanzaTech. Goldman Sachs & Co. LLC, Barclays Capital Inc. and Evercore Group L.L.C. are serving as placement agents for the PIPE transaction for AMCI. Evercore Group L.L.C. and Goldman Sachs & Co. LLC are serving as capital markets advisors to AMCI. White & Case LLP is serving as legal advisor to AMCI. Covington & Burling LLP is serving as legal advisor to LanzaTech. Ropes & Gray LLP is serving as legal advisor to the placement agents.

Investor Conference Call Information

LanzaTech and AMCI will host a joint investor conference call at 9:30 AM ET today, March 8, 2022, to discuss the proposed transaction. To listen to the prepared remarks via telephone, dial 1-877-407-0789 (U.S.) or 1-201-689-8562 (International), and an operator will assist you. A telephone replay will be available at 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), passcode: 13727652, through March 22, 2022 at 11:59 PM ET. A transcript of this conference call can also be found on LanzaTech’s investor page and will be filed by AMCI with the SEC.

About LanzaTech

LanzaTech harnesses the power of biology and big data to create climate-safe materials and fuels. With expertise in synthetic biology, bioinformatics, artificial intelligence and machine learning coupled with engineering, LanzaTech has created a platform that converts waste carbon into new everyday products that would otherwise come from virgin fossil resources. LanzaTech’s first two commercial scale gas fermentation plants have produced over 30 million gallons of ethanol, which is the equivalent of offsetting the release of 150,000 metric tons of CO2 into the atmosphere. Additional plants are under construction globally. LanzaTech is based in Illinois, USA.

About AMCI Acquisition Corp. II

AMCI Acquisition Corp. II is a blank check company formed for the purpose of effecting a merger with a business focused on decarbonizing the heavy industrial complex and transitioning the global energy mix to a lower carbon footprint. AMCI’s sponsor is an affiliate of the AMCI group of companies. AMCI invests in and operates industrial businesses focused on natural resources, transportation, infrastructure, metals and energy. AMCI has now invested over $1.7 billion in 40 industrial companies and has an existing portfolio consisting of 21 companies located around the world. AMCI is led by Chief Executive Officer Nimesh Patel, President Brian Beem, and Chief Financial Officer Patrick Murphy.

Important Information About the Business Combination and Where to Find It

The proposed business combination will be submitted to stockholders of AMCI for their consideration. AMCI intends to file a registration statement on Form S-4 (the “Registration Statement”) with the SEC that will include both a prospectus with respect to the combined company’s securities to be issued in connection with the business combination and a proxy statement to be distributed to AMCI’s stockholders in connection with AMCI’s solicitation of proxies for the vote by its stockholders in connection with the business combination and other matters as described in the Registration Statement. AMCI urges its investors, stockholders and other interested persons to read, when available, the preliminary proxy statement/prospectus and any amendments thereto and the definitive proxy statement/prospectus, as well as other documents filed by AMCI with the SEC, because these documents will contain important information about AMCI, LanzaTech and the business combination. After the Registration Statement is declared effective, AMCI will mail the definitive proxy statement/prospectus to its stockholders as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain a copy of the Registration Statement, including the preliminary and definitive proxy statement/prospectus, once available, as well as other documents filed with the SEC regarding the business combination and other documents filed by AMCI with the SEC, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: AMCI Acquisition Corp. II, 600 Steamboat Road, Greenwich, CT 06830.

Participants in the Solicitation

AMCI and LanzaTech and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed business combination described in this press release under the rules of the SEC. Information about the directors and executive officers of AMCI is set forth in AMCI’s final prospectus filed with the SEC on August 4, 2021 (the “AMCI IPO Prospectus”). Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of AMCI stockholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus when it becomes available. Stockholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This press release includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of AMCI and LanzaTech. These statements are based on the beliefs and assumptions of the management of AMCI and LanzaTech. Although AMCI and LanzaTech believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither AMCI nor LanzaTech can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, AMCI’s or LanzaTech’s management. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors that may affect actual results or outcomes include, among others, factors relating to the proposed business combination, including the parties’ ability to meet the closing conditions of the business combination; the uncertainty of the projected financial information with respect to LanzaTech; the level of AMCI stockholder redemptions, if any; the ability to realize the benefits expected from the business combination; and the ability to list and maintain such listing of the combined company’s securities following the business combination; factors relating to the business, operations and financial performance of LanzaTech, including with respect to LanzaTech’s development activities, industry partnerships and intellectual property rights; and other factors, such as market opportunities for the combined company, AMCI’s or the combined company’s ability to raise financing in the future, and the impacts of COVID-19 on the combined company’s business; and those factors discussed under the heading “Risk Factors” in the AMCI IPO Prospectus, AMCI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and other documents of AMCI filed, or to be filed, with the SEC. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can AMCI or LanzaTech assess the impact of all such risk factors on the businesses of AMCI and LanzaTech prior to the business combination, and the combined company following the business combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to AMCI or LanzaTech or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. AMCI and LanzaTech prior to the business combination, and the combined company following the business combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Contacts:

Media Contact - LanzaTech

Freya Burton, Chief Sustainability Officer

lanzatechPR@icrinc.com

Investor Relations Contact - LanzaTech

Omar El-Sharkawy

Director, Corporate Development

LanzatechIR@icrinc.com

AMCI Contact

Nimesh Patel

Chief Executive Officer

info@amcigroup.com